Exhibit 5.1

September 22, 2021	White & Case LLP 1221 Avenue of the Americas New York, NY 10020-1095
Macquarie Infrastructure Holdings, LLC 125 West 55th Street New York, NY 10019	T +1 212 819 8200 whitecase.com

Re: Macquarie Infrastructure Holdings, LLC Post-Effective Amendment to the Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Macquarie Infrastructure Holdings, LLC, a limited liability company organized under the laws of Delaware (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a post-effective amendment to the registration statements on Form S-8 (File Nos. 333-204349 and 333-213139) (collectively, the “Registration Statements”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of common units of the Company (the “Common Units”), reserved for issuance pursuant to the Macquarie Infrastructure Company LLC 2014 Independent Directors Equity Plan, as amended (the “2014 Plan”) and the Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan, as amended (the “2016 Plan”).

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statements;

(b)	a copy of the Amended and Restated Limited Liability Company Agreement of the Company, dated September 22, 2021 filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated September 22, 2021;

(d)	a copy of resolutions of the board of directors of the Company adopted on September 22, 2021;

(e)	the 2014 Plan; and

(f)	the 2016 Plan.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Common Units reserved for issuance pursuant to the 2014 Plan and the 2016 Plan, as referenced above, have been duly authorized for issuance and sale pursuant to the 2014 Plan and the 2016 Plan by all necessary corporate action of the Company, and when issued as provided under the 2014 Plan and the 2016 Plan, they will be validly issued, and the holders of the Common Units will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Common Units, except for their obligation to repay any funds wrongly distributed to them.

The opinion expressed above is limited to questions arising under the Delaware Limited Liability Company Act. We do not express any opinion as to the laws of any other jurisdiction. The opinion expressed above is limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP